United States

Securities and Exchange Commission

Washington, D.C. 20549

AMENDMENT No. 1

TO

FORM 10

General Form for Registration of Securities

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

GUNTHER GRANT, INC.

(Exact name of registrant as specified in its charter)

Delaware	B-20-1843467-1
(State or other jurisdiction or incorporation or organization)	(I.R.S. Employer Identification No.)

c/o

Got Chocolates

133 East Main Street, East Islip, New York 11730

(Address of Principal Executive Offices) (Zip Code)

(631)224-8450

(Registrant’s telephone number, including area code)

Copies To:

David Weinstein, Esq.

Law Offices of David Weinstein

4400 Route 9 South

Suite 1000

Freehold, NJ 07728

Securities to be registered pursuant to Section 12(b) of the Act:

NONE

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value ..001 per share

As used in this Form 10, the terms “we”, “us”, “our”, and the “Company” refer to Gunther Grant, Inc. and its subsidiary, Got Chocolates, Inc.

Item 1

Business

Gunther Grant was formed November 3, 2004 and incorporated in Delaware as a “C” corp. As part of a stock swap on January 1, 2005, Gunther Grant acquired 100% of the operating company, Got Chocolates, which was formed February 2, 2000. Got Chocolates is a retail, wholesale and Internet retail business whose products were initially introduced on the Internet. Within one year, a location was secured for production and retail. The Company quickly outgrew that location and began implementing an expansion strategy in 2002. By 2004, the Company successfully relocated to its current facility at 133 East Main Street, East Islip, New York 11730, which houses our factory, retail store, and business offices. Our telephone number is (631)224-8450.

The company markets its products through a network of commissioned sales representatives, on our websites (coco911.com, logococo.com, supercrave.com), and at our retail location. Customers buy from us because of competitive pricing and our ability to produce products which the larger, established manufacturers opt not to produce. The Company relies upon the internet, e-mail, E-commerce, our 800 number, and walk-in business as its primary means of transacting orders and payments. Our revenue comes from the fulfillment of incoming orders for fudge, custom chocolates and various other confectionary products. We develop customers mainly by listing our business with trade organizations that put buyers and manufacturers together. One such trade organization is ASI (Ad Specialties Inc.), from which a large portion of our business comes. We actively participate in trade shows that allow us to show our products to prospective buyers nationwide. In addition we market via various internet search engines and online advertising mediums.

The Company manufactures all of its own products. This makes it possible to maintain high standards of quality while offering products which are unique in comparison to those currently available in the marketplace. It also provides us better management of costs and control over scheduling, production and distribution. We obtain our raw materials from local vendors.

Got Chocolates manufactures many kinds of products including custom shaped chocolates, such as awards and premiums, for wholesale to national corporations. We also produce a complete line of fresh fudge for retail, wholesale and internet sales. Other products include custom ordered chocolates and chocolate coated nuts and popcorn which are used by gift basket fulfillment companies. We have produced our fudge and chocolates for sale at Fairway Supermarkets and B.J.’s Wholesale Club. We provide fudge products to several prominent non-profit organizations for use in their fundraising programs, such as the Kiwanis Club, Boy Scouts of America, Skills USA, and AHRC. We have also produced fudge for both Super Bowl XL and XLI, with NFL sanctioned labeling.

Most recently, we created chocolate character pieces for two major motion picture releases by Fox Movie Studios. We recently designed and produced logo pieces for major video game programming company F9E. We are currently producing custom chocolate for retailer JC Penney which will be used as part of their ongoing customer service campaign for their sales associates.

We believe our business is not adversely affected by the seasonal trends affecting similar businesses. Due to advancements in shipping containers, we are able to produce and ship chocolates year round to any climate with the use of insulated cold-pack containers. We also produce fudge year round. We use a unique recipe to make fudge that does not melt and can be shipped without the need for refrigeration to any climate without compromising the quality of the product.

Our business benefits from the current public perception of the possible health benefits of moderate amounts of chocolate consumption. We have been meeting consumer demand for “healthy” chocolate by increasing production of dark chocolate products. We believe consumers are willing to spend more on chocolate products that are of higher quality and contain better ingredients.

The Company is subject to competition from other ASI network companies who produce chocolate products such as The Chocolate Inn and Lanco. Some of these companies have greater financial and marketing resources, larger factories, and more sophisticated means of distribution. We believe that we compete favorably in this field due to our ability to custom design products which suit consumer needs to their exact specifications, rather than providing simply a stock “one size fits all” product. We also possess the roller coating technology which, to our knowledge, is not used by any of our competitors and which we believe to be proprietary. Also, our products are made with only natural ingredients and contain no chemical additives which we believe are often found in products made by our competitors.

Our ongoing research and development will intensify its focus on enhancing and further improving production methods. We will experiment with grouping similar jobs and using per diem help when available to keep costs low. We continue to formulate and test new recipes and products to meet the specific needs of our customers. We are in the process of developing a new product which we plan to introduce for the Easter season. We will also explore new mediums and plate materials for use in our mold making technology.

As part of our new marketing program, we intend to make certain that our newest and most comprehensive website, www.supercrave.com, is fully tested and functional. We believe that supercrave.com will be a major source of revenue for the Company and as such, we intend to devote our fullest attention and resources to its development.

All business functions are based in our manufacturing facility. As of February 1, 2008 we had three full-time employees. To continue expanding our revenues we will require additional staffing and support in the future, particularly in the areas of administrative, sales and production management.

Additional information and copies of all materials filed with the Securities and Exchange Commission may be obtained at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The SEC also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Item 1A

Summary

Got Chocolates, Inc. creates custom and stock chocolate and confectionary products. Our business office and manufacturing facility is located at 133 East Main Street, East Islip, New York 11730, Tel. (631) 224-8450. The goal of the company is to expand our business, bringing our unique, high quality confectionary products to the national wholesale and retail markets using an aggressive marketing program.

We believe our primary competitive strength lies in our exclusive mold making and roller coating technology. The Company relies mainly on trade secrets to protect our technology, which we believe is proprietary. These techniques were developed over twenty years ago by Grant Newsteder, founder of the company. His many years of experience and expertise in the chocolate industry and in product design and development have yielded a well refined process for adding color to the surface of custom chocolate pieces, which greatly enhances their visual appeal. Feedback from our end users has indicated that the use of color provided greater product and brand recognition which in turn produced more effective and successful marketing.

We recognize that in order to satisfy the needs of the chocolate consumer, The Company must expand its marketing in the fundraising, wholesale, retail, custom corporate and internet areas. Marketing tests in each area have been small scale, yet very successful from a profit standpoint. The Company plans to implement a national marketing strategy which builds on those proven successes. We feel we have significant competitive strengths which will allow us to reach our goals, which include:

•	Established client base

•	Proprietary techniques

•	Superior mold-making technology

•	Low overhead

•	Flexibility of product line

•	Competitive pricing

•	Experienced personnel

Risk Factors

The following sets forth certain risk factors we believe to be associated with our business. These statements provide examples of risks, uncertainties and events, which may cause our actual results to differ materially from expectations. In addition to the other information in this registration, the following risks should be considered carefully in evaluating our business and prospects:

•	The primary ingredients used in our products are subject to fluctuations in price or may become unavailable to us.

Due to the volatility of the commodities market, the cost of several of the main ingredients used in our products (specifically cocoa, sugar and nuts) may rise significantly. The supply and price of cocoa beans, and in turn of chocolate, are affected by factors including economic and political conditions in the countries where the beans are grown, as well as weather conditions. The same holds true for nuts. Although the Company purchases these products at negotiated wholesale rates from suppliers and may choose to raise the prices at which we sell our products, a significant or prolonged increase in the prices of our raw materials, or the lack of adequate supplies or acceptable levels of quality could have a negative effect on our operations.

•	The chocolate and confectionary business is highly competitive.

The Company competes with a great many companies who manufacture and sell chocolate and confectionary products. Many of those companies have greater name recognition and financial resources. In order to attract and expand our client base, it will be critical for us to establish and maintain our brand. Promotion and enhancement of the Company’s name will depend heavily on our ability to market and advertise successfully in a field of established and well known competitors. Our failure to do so could affect our ability to expand according to our plans.

•	We expect our operating costs to increase as our business expands.

Operations of the Company may be adversely affected by an increase in labor and operating costs. There is no guarantee that the Company will be able to pass these costs to the customer. We expect to incur increased costs as a result of becoming a reporting company. Compliance with new rules implemented by the Securities Exchange Commission will increase our legal costs and make some activities more time consuming and costly. There is no guarantee that the Company will be able to generate an increase in revenue to cover the additional costs of operations.

•	Consumer preferences and attitudes toward chocolate and confections are constantly changing.

Sales may be affected by the changing tastes and habits of the consumer, specifically, consumer perception regarding the consumption of chocolate and confectionary products. The continued growth and success of the Company is dependent upon its ability to attract new customers and retain existing customers. There is no assurance that the Company will be able to cultivate and/or maintain such following. There can also be no assurance that our products will achieve a level of market presence that will be profitable for us. If we fail to promote and maintain our brand in the market, our business, operating results, financial condition and ability to attract customers may be materially adversely affected.

•	The Company is substantially dependent on the services of its founder, Grant Newsteder.

The success of the Company is substantially dependent upon the experience and leadership of its founder and creator of our proprietary techniques, Grant Newsteder. The loss of the services of Mr. Newsteder in the future may adversely affect the Company’s plans for growth. Although Mr. Newsteder has trained a highly qualified staff, there can be no assurances that the Company would be able to replace him should his services become unavailable.

•	We may be unsuccessful in managing the anticipated growth of the Company.

The future of the Company depends on many factors which have heretofore been stated. And although we are actively nurturing the growth of our business and making decisions we believe to be in the best interest of the Company, there is no assurance that we will be successful in handling the many business risks which will undoubtedly arise. Our failure to do so could have adverse affects on our operations and financial condition.

Item 2

Financial Information

A. Management Discussion and Analysis of Financial Condition and Results of Operations

The following information addresses the factors that we believe affected our operations and financial condition, as reflected in our audited financial statements for each of the years in the two-year period ended December 31, 2006 and December 31, 2007, and our unaudited financial statements for the three months ended March 31, 2008 . The following should be read in conjunction with our financial statements and related notes appearing elsewhere in this registration. This discussion contains forward-looking statements which reflect our current expectations which involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under the heading of “Risk Factors” contained in this registration.

We are a manufacturer of chocolate products primarily. Our chocolate is sold to wholesale and retail markets. Our expertise is in the design of molds which allow us to produce custom, high quality chocolate products to suit the varied needs of our customers.

The Company experienced an increase in losses from operations of $1288 for the year ending December 31, 2006 from the prior year ending December 31, 2005. The Company relocated to a more spacious facility in 2005. Extensive preparation of the kitchen and retail space was necessary before the Company was able to conduct business regularly. Plumbing and electrical work was performed as well as the installation of equipment and machinery in the kitchen to comply with Department of Agriculture requirements. Because our kitchen and production facilities were not fully operational during that time, we were unable to produce and market our products to the fullest extent for a substantial portion of 2005.

Sales increased by $12,732 during the year ended December 31, 2006 from the prior year ending December 31, 2005. By early 2006, our facility was near completion. The additional retail space and convenient customer parking gave us an increase in local sales which helped balance our inability to fill wholesale orders at full capacity. Once the facility was completely functional and full production resumed, our wholesale revenues began to increase. We devoted a considerable portion of 2006 to marketing and product development. However, because our marketing was mainly local, revenues fell short of our expectations. At that time it was decided the Company should expand its marketing efforts to reach more consumers. We expect revenues to increase with the expanded marketing program.

The Company experienced losses during the period ending December 31, 2007. At that time, our expanded marketing plans had not yet been implemented. Our wholesale and retail websites were temporarily shut down to the public to be redesigned. Additional products were added to our sites and our ordering and payment capabilities were improved. Our administrative costs increased in part as a result of the extensive work done on our websites. In addition, we incurred legal and accounting fees in connection with the filing of Form 10, which were not incurred in previous years.

For the interim period ending March 31, 2008, the Company experienced losses due to the ongoing administrative costs associated with the registration. We continued to incur accounting and legal fees but incurred further expenses resulting from the engagement of a transfer agent and market maker. Although sales were down by 13% as compared to the same period in 2007, we expect this trend to reverse going forward as we implement our marketing plans and bring our facility up to its full operating capabilities.

Our strategy to increase revenues, encourage growth of the Company, and increase shareholder value involves several key points:

•

Enhancement of our current marketing program to include advertising in national trade publications and internet mass marketing. The Company plans to focus heavily on an area of marketing which can yield very lucrative wholesale accounts, the craft show industry. The craft show industry has many trade publications which are read almost exclusively by people in that industry. By advertising in one or more of those publications, such as Sunshine Artist Magazine, we will reach our target market directly and on a national level. We will be exposed to career craftspeople looking for premium confectionary products they can sell at craft shows across the country year round. In addition, we will do a direct mail promotion to school and sports organizations that would have interest in our fundraising programs. We will also use e-mail to reach distributors in the Ad Specialty market. An e-mail advertisement detailing our custom line of chocolate products will be sent to the thousands of distributors in the Ad Specialty organization. We expect this to have a positive impact on our sales since we are currently reaching only a fraction of that market by way of their vendor directory.

•

Restructuring of current prices to reflect increases in costs of raw materials. We are in the process of analyzing costs for all of our products. Our early findings indicate that a price increase of approximately 15% across the board would be sufficient to cover the increases we have experienced in the cost of cocoa, sugar, and other raw materials needed to produce our product line. We have already raised prices on some of our stock items and have not met with any negative reaction.

•

Re-evaluation of our vendor and supplier relationships in order to maximize our purchasing power; forming relationships with bulk sellers and distribution companies. The Company plans to closely examine the relationships we have with our current suppliers to see if doing business with them is still favorable to us. If it is not, we plan to approach them to renegotiate prices. If acceptable terms cannot be reached, the Company will terminate the relationship and look to replace the supplier with one who will meet our terms. Since suppliers are readily available, we do not anticipate any difficulty in finding one willing to work with us. Looking forward, the Company already has scheduled meetings with several of its customers to discuss a bulk sales arrangement of our products which would accommodate their needs long term.

•

Restructuring of our current production and shipping methods to allow for more efficient use of time and available resources. Increased focus on containing operating costs. The Company recently remodeled the floor plan of our facility to increase the space utilized for production and packing. We believe this change will make it possible for our employees to work more comfortably and efficiently while also increasing the space used to store finished product. Since there is now a dedicated kitchen area, it will be possible to increase our production and expand our product line.

Liquidity and Capital Resources

During 2005 and 2006, operations of Gunther Grant, Inc. were funded through loans from the company president, Marcie Allen, our sales revenues, and through our private stock offering. The relocation of the Company in 2005 resulted in a 35% increase in operating costs from the previous year. Once the relocation was completed and our operating costs stabilized, we were positioned to process more orders with higher profit margins. We believe we have sufficient capital available to fund our ongoing operations from the proceeds of our private offering and revenues from sales, with the ability to offer terms using commercial credit lines. By using our available credit, we can access approximately $200,000 in working capital immediately.

We believe that as long as public perception and demand for chocolate remains favorable, the Company will generate revenues to sustain our operations indefinitely. As part of our strategy to increase revenues, we also plan to increase prices proportionately in relation to the increase in prices of raw materials and labor. We currently have no material commitments for capital requirements. At present, we have no need to purchase new equipment or replace the equipment we are currently using. We are not aware of any material trend, event, or capital commitment, which would potentially adversely affect liquidity. In the event a material trend develops, we believe we will have sufficient funds available to satisfy our working capital needs. If funding for our operations and future plans is inadequate or unavailable through commercial loans or other sources, our company president may provide additional loans to the Company. We cannot give any assurances, however, that Ms. Allen will make those funds available to us.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements.

Item 3

Properties

The Company is located in a leased freestanding building at 133 East Main Street, East Islip, New York 11730. The building encompasses our factory, retail store, business offices. There are additional buildings on the property which are available for our use if necessary.

We believe our current facilities are suitable and adequate to meet our current needs. We also believe that suitable additional space will be available to us as needed to accommodate any expansion of our operations in the future. We maintain insurance coverage against losses, including fire, casualty and theft in amounts we believe to be adequate.

Item 4

Security Ownership of Certain Beneficial Owners

The following table sets forth those individuals known to be beneficial owners of five percent or more of our common stock.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Anthony Esper 2055 Pinehurst Trail Traverse City, MI 49686	1,800,000 shares Common stock	5%

Security Ownership of Management

The following table sets forth those members of management who are known to own five percent or more of our common stock.

Name of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Marcie Allen	16,076,550 shares Common stock	46%
Grant Newsteder	1,875,000 shares Common stock	5%

Item 5

Directors and Executive Officers

Name	Age	Title
Marcie Allen	47	President
Grant Newsteder	46	CEO

Marcie Allen, 47, earned a B.S. degree in Marketing/Management from CW Post College. Her 25 years of experience in the direct marketing field with companies such as Doubleday Book & Music Clubs, Reader’s Digest Association, and Bertelsmann Direct North America has given her the marketing expertise to be an effective member of the Gunther Grant team.

From 2004 to the present, Ms. Allen has sourced and marketed general merchandise to ten specialty book clubs as a Senior Buyer for Bertelsmann Direct North America (formerly Bookspan/Yes Solutions). In 2007 she was promoted to Associate Director. In this position she is merchandising for book clubs as well as merchandising and marketing for BMG Music Service and Columbia House DVD Clubs. She is responsible for all direct mail catalogs and web promotions for those clubs. From 2001 to 2004 Ms. Allen worked closely with Grant Newsteder at Got Chocolates, Inc. to develop products for the ad specialty market and has been involved in all areas of the Company including production, package design, catalog, website, customer service, sales and marketing.

Prior to working at Got Chocolates, from 1996 to 2001 Ms. Allen served as Senior Product Development Manager at Reader’s Digest Association’s U.S. Video & Television division where she worked with outside vendors to acquire pre-recorded video and companion merchandise for their direct mail catalogs. In this capacity, she negotiated pricing with vendors, edited catalog copy, design, and layout and product photography.

Ms. Allen’s marketing experience began at Doubleday Book & Music Clubs from 1982 through 1986, where she gained valuable marketing experience as Marketing Assistant for their New Member Book Club division. She then moved to List Marketing as a Direct Mail Media Analyst. She left Doubleday in 1986 for a position as Marketing Administration Manager at Helix U.S.A., Ltd., the U.S. arm of a successful U.K. office products and school supply manufacturer. It was there that she refined her product development skills and became involved in all aspects of the production process from concept to finished product marketing. She returned to Doubleday in 1990 to become their Manager of Music & Video Marketing where she managed all areas of their U.S. and Canadian music and video catalogs. From Doubleday, Ms. Allen headed to the west coast in 1993 to work as a General Merchandise Buyer for Starcrest of California, one of the county’s leading direct mail marketers. She acquired general merchandise for 19 direct mail promotions per year, negotiated pricing and selling terms with vendors, and provided detailed promotional direction to the creative staff.

In 1995 she returned to New York to work as Video & Merchandise Buyer at Time Warner Viewer’s Edge, a direct mail catalog owned in part by Time Warner, Inc. When Time Warner Viewer’s Edge filed Chapter 7 in February of 1995, Ms. Allen began her five-year career at Reader’s Digest Association. After being transferred from their New York City office to Westchester, Ms. Allen decided to join Mr. Newsteder in developing their chocolate business.

Grant Newsteder, 46, has had a lifelong interest in the field of chocolates and confections. After studying art and sculpture at The Parsons School of Visual Arts, he went on to form his own graphic design and print company. Realizing that many of the techniques used in the printing industry could be applied to chocolates, he decided to enter the field.

In 1985 he began working for Chocolate Pix, Inc. of Utica, New York where he was a production manager and mold maker. Mr. Newsteder’s talents as a sculptor allowed him to create extremely detailed molds for use in making chocolate. He was soon asked by other chocolate companies to create specialty molds for their clients as well. As a result, he began consulting for those companies. He traveled first to Canada to meet with a group of investors who had an interest in starting a chocolate business. Mr. Newsteder provided information and advice and hands-on assistance in setting up a location, purchasing equipment, and training personnel. Once the company began operating successfully without the help of Mr. Newsteder, he returned to New York.

Shortly after, Mr. Newsteder went on his first of three trips to Japan to work with SGO, a company which had just set up a chocolate manufacturing facility and also needed start-up assistance. He formulated production schedules and trained SGO workers to operate machinery and make molds. He helped management make contact with buyers and offered suggestions on packaging and supplies. His support allowed the facility to begin day to day operations as a full service chocolate production company.

Upon his return to the United States, Mr. Newsteder traveled to Boise, Idaho to visit friends. He decided to take residency there and formed Kastle Chocolates. It was during this time that he began to use his graphics and print experience to further develop additional ideas and improvements to his technique for applying edible color to custom molded chocolates, such as using more than one color for greater visual impact. Wanting to return east, Mr. Newsteder sold his shares in Kastle Chocolates to his partner and returned to New York in 1993.

Mr. Newsteder worked as a mold maker for The Chocolate Inn and Hearts and Flowers from 1993 through 1999 before forming Got Chocolates, Inc. in 2000. He has been in the chocolate business for more than 25 years and has won awards for his products at trade shows held around the country. He has made several appearances on the food segment of a local news magazine program, and Got Chocolates, Inc. has been featured on local television news with our popular chocolate product line. Grant Newsteder manages and oversees all phases of the Company’s operations and the development of new products.

Family Relationships

Marcie Allen, President	wife of Grant Newsteder, CEO
Grant Newsteder, CEO	husband of Marcie Allen, President

Legal Proceedings

None.

Item 6

Executive Compensation

None of the officers of the Company receive, or have received in the past, any form of compensation.

Item 7

Certain Relationships and Related Transactions, and Director Independence

The Company made loans to its officers. These loans were interest-free, due and payable on demand. The balance due from officers as of September 30, 2007 and September 30, 2006 was $6,271 and $31,946 respectively. On July 31, 2007 an officer transferred 798,450 common shares to the Company as repayment of advances in the amount of $79,845. The officers did not take salary for the nine months ended September 30, 2007 and September 30, 2006.

Item 8

Legal Proceedings

The Company is not aware of any pending legal proceedings to which it is a party or to which any of its assets are subject. In addition, there are no pending material legal proceedings involving the officers of the Company.

Item 9

Market Price of and Dividends on the Registrant’s Common Equity and Related Stock Matters

As of the date of this filing, there are 34 shareholders of record of common stock. There is currently no market for our shares of common stock and there is no assurance that a trading market will ever develop or, if such a market does develop, that it will continue.

We have not declared or paid any cash dividends on our stock. We do not expect to pay any cash dividends in the foreseeable future.

We have not authorized any securities to be issued in connection with any equity compensation plan.

Item 10

Recent Sales of Unregistered Securities

On January 6, 2005 we began the private offering of 25,000,000 shares of our common stock at a price of $0.10/share. The amount of authorized shares was increased to 30,000,000 on December 18, 2007. The amount of authorized shares was further increased to 35,000,000 on February 12, 2008.

Common Stock

Date Sold	Amount
January 6, 2005	365,000
January 19, 2005	10,000
April 25, 2005	160,000
May 27, 2005	200,000
Total shares sold 2005	785,000

February 24, 2006	400,000
July 24, 2006	340,000
August 16, 2006	50,000
August 21, 2006	10,000
August 31, 2006	50,000
September 11, 2006	100,000
September 19, 2006	50,000
September 27, 2006	10,000
October 1, 2006	200,000
October 2, 2006	20,000
October 6, 2006	300,000
October 12, 2006	810,000
November 3, 2006	100,000
November 14, 2006	100,000
December 4, 2006	100,000
Total shares sold 2006	2,220,000

February 12, 2007	200,000
February 26, 2007	300,000
March 6, 2007	150,000
March 26, 2007	50,000
April 19, 2007	50,000
April 27, 2007	500,000
June 18, 2007	250,000
July 20, 2007	500,000
July 26, 2007	500,000
August 23, 2007	400,000
October 29, 2007	2300
November 20, 2007	250,000
November 27, 2007	70,000
November 30, 2007	125,000
December 3, 2007	250,000
Total shares sold 2007	4,038,000

February 6, 2008	840,000
February 8, 2008	60,000
February 12, 2008	280,000
February 13, 2008	320,000
Total shares sold 2008 as of filing date	1,500,000
Total of all shares sold as of filing date	8,543,000

Item 11

Description of Registrant’s Securities to be Registered

As of the date of filing, the Company had 35,000,000 shares of authorized common stock, $.001 par value, 26,494,550 shares issued and outstanding. Holders of common stock on record are entitled to one vote, either in person or by proxy, on all matters that may be voted upon at meetings of stockholders.

Rule 144: Common stock holders may be restricted on their ability to transfer or resell under Rule 144, promulgated under the Act, for a minimum of one (1) year, and in certain cases two (2) years, after they have been purchased and paid for the securities; and may indefinitely not be able to transfer or resell the Shares if the holder remains an “affiliate” of the Company (as defined by Rule 501 of the Act) or if “current public information” about the Company as defined in Rule 144 is not publicly available.

As of the date of filing, the following warrants are outstanding:

Warrant Holder	# of shares	Issued	Expiration	Strike price
Grant Newsteder	2,500,000	2/13/08	2/13/13	$0.10
David Weinstein	500,000	2/13/08	2/13/13	$0.10
Patricia A. Lopez	400,000	2/13/08	2/13/13	$0.10
Marc Elkin	50,000	2/13/08	2/13/13	$0.10
Gary Gold	15,000	2/13/08	2/13/13	$0.10

The terms of the warrants issued to David Weinstein and Patricia A. Lopez were based upon un-reimbursed legal and support services which they provided at various times throughout the life of the Company.

The terms of the warrants issued to Marc Elkin were based upon un-reimbursed technical services (website design) which he performed for the Company when it was first formed.

The terms of the warrants issued to Gary Gold were based upon un-reimbursed building improvements (including installation of full alarm system) which he performed when the Company moved to its current location.

The number of shares issued at the given strike price represent the value of the services rendered and nothing more.

Registration Rights

Holders of warrants shall be entitled to “piggyback” registration rights. If the holder of such warrants exercises any portion of the warrant and thereafter the Company proposes to file a registration statement under the Securities Act with respect to an offering for its own account, then the Company shall in each case give written notice of such filings as soon as is practicable before the anticipated filing date. Such notice shall offer each holder the opportunity to register such number of shares as the holder may request.

Item 12

Indemnification of Directors and Officers

Our bylaws provide that we shall indemnify, hold harmless, and defend our directors and executive officers with respect to any and all loss, damage, expense, claim, action or liability they may incur as a result of a breach of their fiduciary duties.

Item 13

Financial Statements and Supplementary Data

Financial statements required by this item, including the reports for the fiscal years ended December 31, 2006 and December 31, 2005 and interim financial statements for the period ending September 30, 2007 are included herewith following the Index to Financial Statements.

Item 14

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not Applicable.

Item 15

Financial Statements and Exhibits

Index to Financial Statements December 31, 2006, 2005 and 2004 (unaudited)

Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets	F-2
Consolidated Statements of Operations	F-3
Consolidated Statements of Shareholders’ Deficit	F-4
Consolidated Statements of Cash Flows	F-5
Notes to Consolidated Financial Statements	F-6

Index to Financial Statements September 30, 2007 and 2006 (unaudited)

Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets	F-2
Consolidated Statements of Operations	F-3
Consolidated Statements of Shareholders’ Equity/(Deficit)	F-4
Consolidated Statements of Cash Flows	F-5
Notes to Consolidated Financial Statements	F-6

Index to Financial Statements December 31, 2007 and 2006 (restated)

Index of Exhibits

(by section)

1.1	Certificate of Incorporation November 3, 2004

1.2	Stock Transfer Agreement January 1, 2005 **

10.1	Amended Certificate of Incorporation December 18, 2007

10.2	Amended Certificate of Incorporation February 12, 2008 **

12.1	Bylaws of Gunther Grant, Inc.

13.1	Stock Transfer Agreement July 31, 2007

**	Filed by amendment

All exhibits incorporated by reference from Registrant’s Form 10-12(b), dated February 14, 2008, File No. 1-33969.

INDEX TO FINANCIAL STATEMENTS

Gunther Grant, Inc.

Gunther Grant, Inc.

Consolidated Financial Statements

March 31, 2008 and 2007

(unaudited)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Gunther Grant, Inc.

We have reviewed the accompanying consolidated balance sheets of Gunther Grant, Inc. as of March 31, 2008 and March 31, 2007 and the related consolidated statements of operations, shareholders’ equity and cash flows for the three month periods then ended. These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the financial statements, the Company’s absence of significant revenues and loss from operations raise substantial doubt about its ability to continue as a going concern. The 2008 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Stewart Gelman & Associates, CPAs, P.C.

Stewart Gelman & Associates, CPAs, P.C.

East Islip, New York

July 15, 2008

GUNTHER GRANT, INC.

Consolidated Balance Sheets

	March 31,
	2008	2007
	(unaudited)	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$161,436	$59,363
Accounts receivable	564	3,101
Inventory	16,445	5,735

Total Current Assets	178,445	68,199
Property and equipment, net	54,112	43,606
Loans receivable- officer	65,544	58,702
Organizational costs, net	210	330
Security deposit	7,400	7,400

Total Assets	$305,711	$178,237

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$15,881	$23,799
Accrued expenses	12,898	12,400
Current maturities of long-term debt	12,067	22,987
Taxes payable	3,527	3,355
Loans payable- related party	—	28,000

Total Current Liabilities	44,373	90,541
Long-term Liabilities:
Long-term debt	58,368	74,424

Total Liabilities	102,741	164,965

Shareholders’ Equity
Common stock, $.001 par value, authorized 35,000,000 shares, 26,494,550 and 22,875,000 issued and outstanding in 2008 and 2007, respectively	26,495	22,875
Paid-in capital	762,673	381,855
Accumulated deficit	(586,198)	(391,458)

Total Shareholders’ Equity	202,970	13,272

Total Liabilities and Shareholders’ Equity	$305,711	$178,237

See Accompanying Notes to Consolidated Financial Statements

GUNTHER GRANT, INC.

Consolidated Statements of Operations

	For the Three Months Ended March 31,
	2008	2007
	(unaudited)	(unaudited)
Net Sales	$17,245	$19,512
Cost of goods sold	13,307	14,498

Gross Profit	3,938	5,014

Operating Expenses
Selling and shipping expense	2,177	2,761
Depreciation and amortization expense	606	499
General and administrative expense	48,472	29,848

Total Operating Expenses	51,255	33,108

Loss From Operations	(47,317)	(28,094)
Other Income
Interest income	92	58
Other Expense
Interest expense	(2,172)	(3,886)

Loss before income taxes	(49,397)	(31,922)
Income tax provision	—	—

Net Loss	$(49,397)	$(31,922)

Loss Per Share
Basic and diluted net loss per share	$(0.00)	$(0.00)

Weighted average common shares outstanding, basic and diluted	25,838,946	22,418,562

See Accompanying Notes to Consolidated Financial Statements

GUNTHER GRANT, INC.

Consolidated Statements of Shareholder’s Equity

For the Three Months Ended March 31, 2008 (unaudited) and March 31, 2007 (unaudited)

	Common Stock		Paid-in	Accumulated	Treasury
	Shares	Amount	Capital	Deficit	Stock	Total
Balance, January 1, 2007	22,175,000	$22,175	$315,775	$(359,536)	$—	$(21,586)
Private placement stock issuances at $.10 per share, net of offering costs of $3,220	700,000	700	66,080		—	66,780
Net loss	—	—	—	(31,922)	—	(31,922)

Balance, March 31, 2007 (unaudited)	22,875,000	$22,875	$381,855	$(391,458)	—	$13,272

Balance, January 1, 2008	24,994,550	$24,995	$583,348	$(536,801)	$—	$71,542
Private placement stock issuances at $.10 per share, net of offering costs of $3,575	1,500,000	1,500	144,925	—	—	146,425
Common stock purchase warrants issued in exchange for accrued expenses recorded for non-employee services rendered	—	—	17,000			17,000
Issuance of common stock purchase warrants issued for non-employee services rendered	—	—	14,500			14,500
Stock based employee compensation	—	—	2,900			2,900
Net loss	—	—	—	(49,397)	—	(49,397)

Balance, March 31, 2008 (unaudited)	26,494,550	$26,495	$762,673	$(586,198)	$—	$202,970

See Accompanying Notes to Consolidated Financial Statements

GUNTHER GRANT, INC.

Consolidated Statements of Cash Flows

	For the Three Months Ended March 31,
	2008	2007
	(unaudited)	(unaudited)
Cash Flows From Operating Activities
Net Loss	$(49,397)	$(31,922)

Adjustments to reconcile net loss to net cash used by operating activities:
Amortization	30	30
Depreciation	3,652	3,069
Stock based compensation	17,400	—
(Increase)/ Decrease in Operating Assets:
Accounts receivable	2,211	4,395
Inventory	1,250	(1,775)
Deposits	—	(1,000)
Increase/ (Decrease) in Operating Liabilities:
Accounts payable	(1,259)	938
Accrued expenses	(4,102)	(8,600)
Taxes payable	611	380

Net Cash Used by Operating Activities	(29,604)	(34,485)

Cash Flows From Investing Activities
Purchases of machinery and equipment	(4,615)	(944)

Net Cash Used by Investing Activities	(4,615)	(944)

Cash Flows From Financing Activities
Advances to officer	(26,575)	(21,656)
Repayment of related party debt	(3,000)	—
Repayment of long-term debt	(4,801)	(7,877)
Proceeds from issuances of common stock, net	146,425	66,780

Net Cash Provided by Financing Activities	112,049	37,247

Net Increase in Cash	77,830	1,818
Cash at Beginning of Period	83,606	54,545

Cash at End of Period	$161,436	$56,363

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$2,172	$(3,886)

Income taxes	$—	$—

Non-cash transactions
Common stock purchase warrants issued in exchange for accrued expenses	$17,000	$—

See Accompanying Notes to Consolidated Financial Statements

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2008 and 2007

(unaudited)

NOTE 1- ORGANIZATION AND MERGER

Gunther Grant, Inc. (the “Company”) is a Delaware Corporation headquartered in East Islip, New York. On January 1, 2005 the Company entered into an agreement (the “Stock Transfer Agreement”) with Got Chocolates, Inc. a privately owned corporation whereby the Company exchanged 18,750,000 shares of its own stock in exchange for all of the outstanding shares of Got Chocolates, Inc. (100 shares). Upon closing of the merger transaction, Got Chocolates, Inc. became a wholly-owned subsidiary of the Company. The merger was accounted for at historical cost basis since the business combination was for entities under common control.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Gunther Grant, Inc. (the Company) is a holding company organized under the laws of the State of Delaware. Its only subsidiary is Got Chocolates, Inc., a wholly owned company organized under the laws of the State of New York. Got Chocolates, Inc. is engaged in the development, production, distribution and marketing of chocolates and various chocolate related items through retail and wholesale channels.

Basis of Financial Statement Presentation and Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Got Chocolates, Inc. Intercompany transactions and accounts have been eliminated.

Reporting Period

The reporting period of these financial statements are for the three months ending March 31, 2008 and March 31, 2007. The Company operates on a December 31st fiscal year end.

Cash and Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are reported at outstanding principal. There is no allowance for doubtful accounts at March 31, 2008 and March 31, 2007. Accounts are charged off when collection efforts have failed and the account is deemed uncollectible. The Company normally does not charge interest on accounts receivable.

Inventories

Inventories are stated at the lower of cost (which is determined first-in, first-out basis) or market and consist of raw materials, packaging materials, and finished goods. There was no reserve for obsolete inventories at March 31, 2008 and March 31, 2007.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets, ranging from five to ten years.

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2008 and 2007

(unaudited)

Leasehold improvements are amortized straight-line over the lesser of the estimated useful life of the asset or over the remaining lease period. Expenditures for maintenance and repairs are charged to expense as incurred.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of accounting for income taxes deferred tax assets and liabilities are recognized for the future tax consequences. Accordingly, deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

Revenue Recognition

Revenue is recognized when goods are shipped from production facilities to customers. Revenue is recognized when the following four criteria have been met: the product has been shipped and the Company has no significant remaining obligations; persuasive evidence of an arrangement exists; the price to the buyer is fixed or determinable; and collection is probable. Deductions from sales for discounts are recorded as reductions of revenues and are provided for at the time of initial sale of product.

Advertising Costs

The cost of advertising is expensed as incurred. The Company incurred advertising expense of $305 and $372 for the three months ended March 31, 2008 and March 31, 2007, respectively.

Product Development Costs

Cost of new product development and product redesign are charged to expense as incurred.

Net Loss per Common Stock

Losses per common share are calculated by dividing net loss by the weighted average of number of common shares outstanding during the period.

The following is a reconciliation of the numerators and denominators of the basic and diluted loss per share computations:

	March 31, 2008	March 31, 2007
Numerator for basic and diluted loss per share:
Net loss available to common shareholders	$(49,397)	$(31,922)
Denominator for baisc and diluted loss per common share:
Weighted average common shares outstanding	25,838,946	22,418,562

Net loss per common share available to common Shareholders - basic and diluted	$(0.00)	$(0.00)

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2008 and 2007

(unaudited)

assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation

The Company accounts for stock-based equity instruments issued to non-employees in accordance with the provisions of Statements of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation”, (SFAS 123).

During the three months ended March 31, 2008, the Company issued 565,000 shares of stock purchase warrants in exchange for services valued at $31,500. The value of the services was deemed more reliable than the fair value of the warrants issued.

The Company accounts for stock-based equity instruments issued to employees under SFAS 123(R) (revised 2004), “Share-Based Payment” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values of the equity instruments issued.

In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

Stock-based compensation expense recognized under SFAS 123(R) for employee and directors for the three months ended March 31, 2008 and March 31, 2007 was $2,900 and $-0-, respectively.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards to employees and directors on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Statements of Operations.

For stock-based awards issued to employees and directors, stock-based compensation is attributed to expense using the straight-line single option method. As stock-based compensation expense recognized in the Statements of Operations for the three months ended March 31, 2008 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company’s determination of fair value of share-based payment awards to employees and directors was measured on the date of grant using the Black-Scholes model, which is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to our expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

NOTE 3- GOING CONCERN

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses since inception and may continue to incur losses for the near future. The Company’s business plan anticipates that its future activities will be funded from the issuance of additional equity and profitability provided by ongoing operations by the end of 2008.

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2008 and 2007

(unaudited)

From January 2005 through March 31, 2008, the Company raised over $700,000 of equity capital through private placements. If sales are insufficient to support planned development of new products and expansion of operations, the Company will need to access additional equity or debt capital. If financing is not available when needed or is not available on acceptable terms to the company, the Company’s growth and revenue plans may be materially impaired. Such results could have a material adverse effect on the Company’s financial condition, results of operations and future prospects. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 4- INVENTORIES

Inventories consist of the following:

	March 31, 2008	March 31, 2007
Raw materials	$3,385	$1,050
Packaging materials	10,690	3,120
Finished goods	2,370	1,565

Total	$16,445	$5,735

NOTE 5- PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	March 31, 2008	March 31, 2007
Furniture, fixtures, and improvements	$13,020	$10,020
Production machinery, equipment, and molds	80,371	59,456
Other equipment	15,050	15,050

	108,441	84,526
Less: Accumulated depreciation	(54,329)	(40,920)

Property and equipment, net	$54,112	$43,606

NOTE 6- LOANS RECEIVABLE- OFFICER

The Company made advances to its officer. The balance due from officer as of March 31, 2008 and March 31, 2007 is $65,544 and $58,702, respectively. On July 31, 2007 the officer transferred 798,450 common shares to the corporation as repayment of advances in the amount of $79,845. The officer did not take salary for the three months ended March 31, 2008 and March 31, 2007.

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2008 and 2007

(unaudited)

NOTE 7- LOANS PAYABLE- RELATED PARTY

Loans payable- related party consists of the following:

	March 31, 2008	March 31, 2007
Loan payable to a shareholder, due on demand, but if no demand is made, simple interest computed at 14% annually	$—	$25,000
Loan payable to a shareholder, due on demand, no interest	—	3,000

Total	$—	$28,000

NOTE 8- LONG-TERM DEBT AND RELATED MATTERS

Long-term debt consists of the following:

		March 31, 2008	March 31, 2007
1.	Revolving Credit Agreement with an interest rate of 18%, no expiration date	$4,847	$5,303
2.	Revolving Credit Agreement with an interest rate of 12%, no expiration date	20,354	22,863
3.	Revolving Credit Agreement with an interest rate equal to the prime rate plus 2%, no expiration date	21,826	22,850
4.	Outstanding loan balance, with an interest rate of 8%, due April 19, 2010	20,962	29,806
5.	Outstanding loan balance, with an interest rate of 8.71%, due May 20, 2008	2,446	16,589

	Subtotal	70,435	97,411
	Less current maturities	(12,067)	(22,987)

	Total	$58,368	$74,424

The portion of the revolving credit borrowings classified as long-term debt is classified as such because the Company does not anticipate reducing the borrowings during the next 12 months.

NOTE 9- OPERATING LEASE AGREEMENTS

The Company entered into two lease agreements expiring at various dates through March 2010. Rental expense was $9,405 and $9,180 for the three months ended March 31, 2008 and March 31, 2007, respectively.

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2008 and 2007

(unaudited)

NOTE 10- COMMON SHARES

Activity from January 1, 2007 to March 31, 2007

In February 2007, the Company issued 450,000 common shares at $.10 per share for cash proceeds of $45,000. In addition, the Company issued 50,000 common shares at $.10 per share as payment of interest for $5,000 due to a stockholder.

In March 2007, the Company issued 200,000 common shares at $.10 per share for cash proceeds of $20,000.

Activity from January 1, 2008 to March 31, 2008

In February 2008, the Company issued 1,400,000 common shares at $.10 per share for cash proceeds of $140,000.

In March 2008, the Company issued 100,000 common shares at $.10 per share for cash proceeds of $10,000.

NOTE 11- COMMON STOCK PURCHASE WARRANTS

On February 13, 2008 the Company issued 3,465,000 common stock purchase warrants to purchase 3,465,000 shares at an exercise price of $.10 per share. Included in this total is 565,000 warrants issued for services rendered to the Company totaling $31,500. The balance of 2,900,000 warrants issued was to an officer and employee of the Company. The 2,900,000 warrants issued to the officer and employee have a fair market value of $116,000 based upon a $0.04 per share value. Total compensation costs associated with these warrants for the three months ended March 31, 2008 and 2007 was $2,900 and $-0-, respectively, which was recognized on the straight-line basis over the requisite service period of five years. All of the warrants are exercisable until they expire on February 13, 2013.

The following table summarizes the activity related to the stock purchase warrants for the three months ended March 31, 2008:

	Three months ended March 31, 2008
	Number	Weighted average exercise price ($)
Opening Balance, January 1, 2008	—	$—
Issued	3,465,000	0.10
Excercised	—	—
Expired	—	—

Ending Balance, March 31, 2008	3,465,000	$0.10

The above shares were not included in the computation of diluted loss per share because to do so would be anti-dilutive.

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2008 and 2007

(unaudited)

The fair value of warrants has been estimated at the grant date using the Black-Scholes pricing model. Assumptions used in the pricing model are as follows:

Risk-free rate	3.10%
Expected volatility of the Company’s share price	44%
Expected life of each warrant	5 years
Dividend rate	0.00%
Fair value per warrant at the date of grant	$0.04

NOTE 12- INCOME TAXES

The components of the provision for Federal and State income tax expense are as follows at March 31, 2008 and March 31, 2007:

	March 31, 2008	March 31, 2007
Refundable income taxes attributable to:
Current Operations	$20,000	$13,000
Less: valuation allowance	(20,000)	(13,000)

Net provision for income taxes	$—	$—

No net provision for refundable income taxes has been made because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carryforwards has been recognized, as it is not deemed likely to be realized.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and used for income tax purposes. The cumulative income tax effect at the expected rate of 40% of significant items comprising our net deferred tax amount is as follows as of March 31, 2008 and March 31, 2007:

	March 31, 2008	March 31, 2007
Deferred tax asset attributable to:
Net operating loss carryforward	$228,000	$157,000
Less valuation allowance	(228,000)	(157,000)

Net deferred tax asset	$—	$—

The Company has net operating loss carryforwards for tax purposes of approximately $570,000 as of March 31, 2008 and $382,000 as of March 31, 2007 which expire in the year 2027 and 2026, respectively.

NOTE 13- NEW ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued SFAS No. 141, “Business Combinations” which applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquiree), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. This statement establishes principles and

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2008 and 2007

(unaudited)

requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and measures of goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement will be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The future application of this pronouncement is not expected to have a material effect on the Company’s financial condition and results of operations.

In September 2006, the FASB issued SFAS Statement No. 158, ‘Employers’ Accounting for Defined Benefit Pension an Other Postretirement Plans.” This new standard requires employers to fully recognize the obligations associated with single-employer defined benefit pension retiree healthcare and other postretirement plans in their financial statements. The Company has adopted SFAS No. 158 and does not believe the adoption of this new accounting standard will result in a material impact on the consolidated financial statements of the Company since the Company currently does not sponsor the defined benefit pension or postretirement plans within the scope of the standard.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” which provides guidance on how to measure assets and liabilities that use fair value. SFAS 157 will apply whenever another U.S. GAAP standard requires (or permits) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. SFAS 157 will be effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The adoption of SFAS 157 is not expected to have a material impact on the Company’s results of operations or financial position.

In June 2006, the FASB ratified EITF, No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)”. EITF No. 06-3 requires that, for interim and annual reporting periods beginning after December 15, 2006, companies disclose their policy related to the presentation of sales taxes and similar assessments related to their revenue transactions. The Company presents revenue net of sales taxes, therefore EITF No. 06-3 had no effect on the Company’s financial position and results of operations.

INDEX TO FINANCIAL STATEMENTS

Gunther Grant, Inc.

Gunther Grant, Inc.

Consolidated Financial Statements

December 31, 2007 and 2006 (restated)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Gunther Grant, Inc.

We have audited the accompanying consolidated balance sheets of Gunther Grant, Inc. (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity/ (deficit) and cash flows for each of the years in the two year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gunther Grant, Inc. at December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the financial statements, the Company’s absence of significant revenues and loss from operations raise substantial doubt about its ability to continue as a going concern. The 2007 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 13 to the financial statements, the Company has restated its December 31, 2006 financial statements to reflect the proper calculation of cost of goods sold using the full absorption method.

Stewart Gelman & Associates, CPAs, P.C.

Stewart Gelman & Associates, CPAs, P.C.

East Islip, New York

July 15, 2008

F-1

GUNTHER GRANT, INC.

Consolidated Balance Sheets

	December 31,
	2007	2006
		(restated)
Assets
Current Assets:
Cash and cash equivalents	$83,606	$54,545
Accounts receivable	2,775	7,496
Inventory	17,695	3,960

Total Current Assets	104,076	66,001
Property and equipment, net	53,149	45,731
Loans receivable- officer	38,969	37,046
Organizational costs, net	240	360
Security deposit	7,400	6,400

Total Assets	$203,834	$155,538

Liabilities and Shareholders’ Equity/ (Deficit)
Current Liabilities:
Accounts payable	$17,140	$22,861
Accrued expenses	34,000	18,000
Current maturities of long-term debt	15,516	22,580
Taxes payable	2,916	2,975
Loans payable- related party	3,000	28,000

Total Current Liabilities	72,572	94,416
Long-term Liabilities:
Long-term debt	59,720	82,708

Total Liabilities	132,292	177,124

Shareholders’ Equity/ (Deficit)
Common stock, $.001 par value, authorized 30,000,000 shares, 24,994,550 and 22,175,000 issued and outstanding in 2007 and 2006, respectively	24,995	22,175
Paid-in capital	583,348	315,775
Accumulated deficit	(536,801)	(359,536)

Total Shareholders’ Equity/ (Deficit)	71,542	(21,586)

Total Liabilities and Shareholders’ Equity/ (Deficit)	$203,834	$155,538

See Accompanying Notes to Consolidated Financial Statements

F-2

GUNTHER GRANT, INC.

Consolidated Statements of Operations

	For the Years Ended December 31,
	2007	2006
		(restated)
Net Sales	$59,761	$87,130
Cost of goods sold	54,458	63,050

Gross Profit	5,303	24,080

Operating Expenses
Selling and shipping expense	13,260	12,972
Depreciation and amortization expense	2,103	1,535
General and administrative expense	150,892	98,074

Total Operating Expenses	166,255	112,581

Loss From Operations	(160,952)	(88,501)
Other Income
Interest income	382	66
Other Expense
Interest expense	(16,695)	(15,136)

Loss before income taxes	(177,265)	(103,571)
Income tax provision	—	—

Net Loss	$(177,265)	$(103,571)

Loss Per Share
Basic and diluted net loss per share	$(0.01)	$(0.01)

Weighted average common shares outstanding, basic and diluted	23,578,011	20,455,849

See Accompanying Notes to Consolidated Financial Statements

F-3

GUNTHER GRANT, INC.

Consolidated Statements of Shareholder’s Equity/ (Deficit)

For the Years Ended December 31, 2007 and 2006 (restated)

	Common Stock		Paid-in	Accumulated	Treasury
	Shares	Amount	Capital	Deficit	Stock	Total
Balance, January 1, 2006- as previously reported	19,535,000	$19,535	$63,335	$(256,165)	$—	$(173,295)
Prior period adjustment- note 13, less tax effect of $-0-	—	—	—	200	—	200

Balance, January 1, 2006- adjusted	19,535,000	19,535	63,335	(255,965)	—	(173,095)
Private placement stock issuances at $.10 per share, net of offering costs of $8,920	2,640,000	2,640	252,440	—	—	255,080
Net loss (restated)	—	—	—	(103,571)	—	(103,571)

Balance, December 31, 2006	22,175,000	22,175	315,775	(359,536)	—	(21,586)
Private placement stock issuances at $.10 per share, net of offering costs of $11,562	2,769,550	2,770	262,623	—	—	265,393
Common stock issued for interest	50,000	50	4,950	—	—	5,000
Transfer of common stock to treasury as repayment of officer loan (798,450 common shares) at $.10 per share	—	—	—	—	(79,845)	(79,845)
Re-issuance of treasury stock (798,450 common shares) at $.10 per share	—	—	—	—	79,845	79,845
Net loss	—	—	—	(177,265)	—	(177,265)

Balance, December 31, 2007	24,994,550	$24,995	$583,348	$(536,801)	$—	$71,542

See Accompanying Notes to Consolidated Financial Statements

F-4

GUNTHER GRANT, INC.

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2007	2006
		(restated)
Cash Flows From Operating Activities
Net Loss	$(177,265)	$(103,571)

Adjustments to reconcile net loss to net cash used by operating activities:
Amortization	120	120
Depreciation	12,826	11,434
(Increase)/ Decrease in Operating Assets:
Accounts receivable	4,721	(5,597)
Inventory	(13,735)	(1,451)
Deposits	(1,000)	—
Increase/ (Decrease) in Operating Liabilities:
Accounts payable	(5,721)	9,142
Accrued expenses	16,000	6,250
Taxes payable	(59)	771

Net Cash Used by Operating Activities	(164,113)	(82,902)

Cash Flows From Investing Activities
Purchases of machinery and equipment	(20,244)	(13,247)

Net Cash Used by Investing Activities	(20,244)	(13,247)

Cash Flows From Financing Activities
Advances to officer	(1,923)	(47,302)
Repayment of related party debt	(25,000)	(42,000)
Repayment of long-term debt	(30,052)	(20,883)
Proceeds from issuances of common stock, net	270,393	255,080

Net Cash Provided by Financing Activities	213,418	144,895

Net Increase in Cash	29,061	48,746
Cash at Beginning of Period	54,545	5,799

Cash at End of Period	$83,606	$54,545

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$16,695	$15,136

Income taxes	$—	$—

See Accompanying Notes to Consolidated Financial Statements

F-5

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2007 and 2006 (restated)

NOTE 1- ORGANIZATION AND MERGER

Gunther Grant, Inc. (the “Company”) is a Delaware Corporation headquartered in East Islip, New York. On January 1, 2005 the Company entered into an agreement (the “Stock Transfer Agreement”) with Got Chocolates, Inc. a privately owned corporation whereby the Company exchanged 18,750,000 shares of its own stock in exchange for all of the outstanding shares of Got Chocolates, Inc. (100 shares). Upon closing of the merger transaction, Got Chocolates, Inc. became a wholly-owned subsidiary of the Company. The merger was accounted for at historical cost basis since the business combination was for entities under common control.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Gunther Grant, Inc. (the Company) is a holding company organized under the laws of the State of Delaware. Its only subsidiary is Got Chocolates, Inc., a wholly owned company organized under the laws of the State of New York. Got Chocolates, Inc. is engaged in the development, production, distribution and marketing of chocolates and various chocolate related items through retail and wholesale channels.

Basis of Financial Statement Presentation and Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Got Chocolates, Inc. Intercompany transactions and accounts have been eliminated.

Reporting Period

The reporting period of these financial statements are for the years ending December 31, 2007 and December 31, 2006. The Company operates on a December 31st fiscal year end.

Cash and Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are reported at outstanding principal. There is no allowance for doubtful accounts for the years ending December 31, 2007 and 2006. Accounts are charged off when collection efforts have failed and the account is deemed uncollectible. The Company normally does not charge interest on accounts receivable.

Inventories

Inventories are stated at the lower of cost (which is determined first-in, first-out basis) or market and consist of raw materials, packaging materials, and finished goods. There was no reserve for obsolete inventories at December 31, 2007 and 2006.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets, ranging from five to ten years.

Leasehold improvements are amortized straight-line over the lesser of the estimated useful life of the asset or over the remaining lease period. Expenditures for maintenance and repairs are charged to expense as incurred.

F-6

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2007 and 2006 (restated)

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of accounting for income taxes deferred tax assets and liabilities are recognized for the future tax consequences. Accordingly, deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

Revenue Recognition

Revenue is recognized when goods are shipped from production facilities to customers. Revenue is recognized when the following four criteria have been met: the product has been shipped and the Company has no significant remaining obligations; persuasive evidence of an arrangement exists; the price to the buyer is fixed or determinable; and collection is probable. Deductions from sales for discounts are recorded as reductions of revenues and are provided for at the time of initial sale of product.

Advertising Costs

The cost of advertising is expensed as incurred. The Company incurred advertising expense of $4,959 and $4,483 for the periods ended December 31, 2007 and December 31, 2006, respectively.

Product Development Costs

Cost of new product development and product redesign are charged to expense as incurred.

Net Loss per Common Stock

Losses per common share are calculated by dividing net loss by the weighted average of number of common shares outstanding during the period.

The following is a reconciliation of the numerators and denominators of the basic and diluted loss per share computations:

	December 31, 2007	December 31, 2006
		(restated)
Numerator for basic and diluted loss per share:
Net loss available to common shareholders	$(177,265)	$(103,571)
Denominator for baisc and diluted loss per common share:
Weighted average common shares outstanding	23,578,011	20,455,849

Net loss per common share available to common Shareholders - basic and diluted	$(0.01)	$(0.01)

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-7

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2007 and 2006 (restated)

NOTE 3- GOING CONCERN

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses since inception and may continue to incur losses for the near future. The Company’s business plan anticipates that its future activities will be funded from the issuance of additional equity and profitability provided by ongoing operations by the end of 2008.

From January 2005 through December 31, 2007, the Company raised over $550,000 of equity capital through private placements. If sales are insufficient to support planned development of new products and expansion of operations, the Company will need to access additional equity or debt capital. If financing is not available when needed or is not available on acceptable terms to the company, the Company’s growth and revenue plans may be materially impaired. Such results could have a material adverse effect on the Company’s financial condition, results of operations and future prospects. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 4- INVENTORIES

Inventories consist of the following:

	December 31, 2007	December 31, 2006
		(restated)
Raw materials	$3,485	$825
Packaging materials	11,340	725
Finished goods	2,870	2,410

Total	$17,695	$3,960

NOTE 5- PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	December 31, 2007	December 31, 2006
		(restated)
Furniture, fixtures, and improvements	$8,020	$5,020
Production machinery, equipment, and molds	75,756	58,512
Other equipment	20,050	20,050

	103,826	83,582
Less: Accumulated depreciation	(50,677)	(37,851)

Property and equipment, net	$53,149	$45,731

F-8

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2007 and 2006 (restated)

NOTE 6- LOANS RECEIVABLE- OFFICER

During the year ended December 31, 2007, the Company made advances to its officer. The balance due from officer as of December 31, 2007 is $38,969 and $37,046 as of December 31, 2006. The officer did not take salary for the years ended December 31, 2007 and 2006.

NOTE 7- LOANS PAYABLE- RELATED PARTY

Loans payable- related party consists of the following:

	December 31, 2007	December 31, 2006
		(restated)
Loan payable to a shareholder, due on demand, but if no demand is made, simple interest computed at 14% annually	$—	$25,000
Loan payable to a shareholder, due on demand, no interest	3,000	3,000

Total	$3,000	$28,000

NOTE 8- LONG-TERM DEBT AND RELATED MATTERS

Long-term debt consists of the following:

		December 31, 2007	December 31, 2006
			(restated)
1.	Revolving Credit Agreement with an interest rate of 18%, no expiration date	$5,081	$5,477
2.	Revolving Credit Agreement with an interest rate of 12.25%, no expiration date	21,003	23,523
3.	Revolving Credit Agreement with an interest rate equal to the prime rate plus 2%, no expiration date	19,822	24,259
4.	Outstanding loan balance, with an interest rate of 8%, due April 19, 2010	23,245	31,918
5.	Outstanding loan balance, with an interest rate of 8.71%, due May 20, 2008	6,085	19,923
6.	Outstanding loan balance, with an interest rate of 8.25%, due December 1, 2006	—	188

	Subtotal	75,236	105,288
	Less current maturities	(15,516)	(22,580)

	Total	$59,720	$82,708

F-9

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2007 and 2006 (restated)

The portion of the revolving credit borrowings classified as long-term debt is classified as such because the Company does not anticipate reducing the borrowings during the next year.

Estimated maturities of all long-term debt obligations at December 31, 2007 are $15,516, $10,214, and $3,590, for the years ending December 31, 2008 through 2010, respectively, and $-0- thereafter. Collateral for outstanding loan balances consist of business assets.

NOTE 9- OPERATING LEASE AGREEMENTS

The Company entered into two lease agreements expiring at various dates through March 2010. Rental expense was $37,410 for the year ended December 31, 2007 and $36,540 for the year ended December 31, 2006. Future minimum annual lease payments are as follows:

Period Ended December 31,	Amount
2008	$38,475
2009	39,615
2010	9,975

NOTE 10- COMMON SHARES

Activity from January 1, 2006 to December 31, 2006

In February 2006, the Company issued 400,000 common shares at $.10 per share for cash proceeds of $40,000.

In July 2006, the Company issued 340,000 common shares at $.10 per share for cash proceeds of $34,000.

In August 2006, the Company issued 110,000 common shares at $.10 per share for cash proceeds of $11,000.

In September 2006, the Company issued 160,000 common shares at $.10 per share for cash proceeds of $16,000.

In October 2006, the Company issued 1,330,000 common shares at $.10 per share for cash proceeds of $133,000.

In November 2006, the Company issued 200,000 common shares at $.10 per share for cash proceeds of $20,000.

In December 2006, the Company issued 100,000 common shares at $.10 per share for cash proceeds of $10,000.

Activity from January 1, 2007 to December 31, 2007

In February 2007, the Company issued 450,000 common shares at $.10 per share for cash proceeds of $45,000. In addition, the Company issued 50,000 common shares at $.10 per share as payment of interest for $5,000 due to a stockholder.

F-10

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2007 and 2006 (restated)

In March 2007, the Company issued 200,000 common shares at $.10 per share for cash proceeds of $20,000.

In April 2007, the Company issued 550,000 common shares at $.10 per share for cash proceeds of $55,000.

In June 2007, the Company issued 250,000 common shares at $.10 per share for cash proceeds of $25,000.

In July 2007, the Company issued 1,000,000 common shares at $.10 per share for cash proceeds of $100,000. In addition, the Company accepted the transfer of 798,450 common shares to treasury at $.10 per share as repayment of related party advances in the amount of $79,845.

In August 2007, the Company re-issued 400,000 common shares of treasury stock at $.10 per share for cash proceeds of $40,000.

In October 2007, the Company re-issued 23,000 common shares of treasury stock at $.10 per share for cash proceeds of $2,300.

In December 2007, the Company re-issued 375,450 common shares of treasury stock at $.10 per share for cash proceeds of $37,545. In addition, the Company issued 319,550 common shares at $.10 per share for cash proceeds of $31,955.

NOTE 11- INCOME TAXES

The components of the provision for Federal and State income tax expense are as follows at December 31, 2007 and 2006.

	December 31, 2007	December 31, 2006
		(restated)
Refundable income taxes attributable to:
Current Operations	$71,000	$41,000
Less: valuation allowance	(71,000)	(41,000)

Net provision for income taxes	$—	$—

No net provision for refundable income taxes has been made because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carryforwards has been recognized, as it is not deemed likely to be realized.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and used for income tax purposes. The cumulative income tax effect at the expected rate of 40% of significant items comprising our net deferred tax amount is as follows as of December 31, 2007 and 2006:

F-11

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2007 and 2006 (restated)

	December 31, 2007	December 31, 2006
		(restated)
Deferred tax asset attributable to:
Net operating loss carryforward	$208,000	$140,000
Less: valuation allowance	(208,000)	(140,000)

Net deferred tax asset	$—	$—

The Company has net operating loss carryforwards for tax purposes of approximately $520,000 in 2007 and $350,000 in 2006 which expire in the year 2027 and 2026, respectively.

NOTE 12- NEW ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued SFAS No. 141, “Business Combinations” which applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquiree), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. This statement establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and measures of goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement will be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The future application of this pronouncement is not expected to have a material effect on the Company’s financial condition and results of operations.

In September 2006, the FASB issued SFAS Statement No. 158, ‘Employers’ Accounting for Defined Benefit Pension an Other Postretirement Plans.” This new standard requires employers to fully recognize the obligations associated with single-employer defined benefit pension retiree healthcare and other postretirement plans in their financial statements. The Company has adopted SFAS No. 158 and does not believe the adoption of this new accounting standard will result in a material impact on the consolidated financial statements of the Company since the Company currently does not sponsor the defined benefit pension or postretirement plans within the scope of the standard.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” which provides guidance on how to measure assets and liabilities that use fair value. SFAS 157 will apply whenever another U.S. GAAP standard requires (or permits) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. SFAS 157 will be effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The adoption of SFAS 157 is not expected to have a material impact on the Company’s results of operations or financial position.

In June 2006, the FASB ratified EITF, No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)”. EITF No. 06-3 requires that, for interim and annual reporting periods beginning after December 15, 2006, companies disclose their policy related to the presentation of sales taxes and similar assessments related to their revenue transactions. The Company presents revenue net of sales taxes, therefore EITF No. 06-3 had no effect on the Company’s financial position and results of operations.

F-12

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2007 and 2006 (restated)

NOTE 13- RESTATEMENTS

The December 31, 2006 financial statements have been restated to properly reflect the cost of goods sold on a full absorption basis as required by generally accepted accounting principles. Also, the opening inventory balance as of January 1, 2006 was increased by $200 to properly reflect inventory on a full absorption basis.

The impact on the December 31, 2006 consolidated financial statements is summarized below:

	As Reported	Restated
Balance Sheet
Inventory	$3,650	$3,960
Total Current Assets	65,691	66,001
Total Assets	155,228	155,538
Accumulated Deficit	(359,846)	(359,536)
Statement of Operations
Cost of goods sold	47,185	63,050
Gross Profit	39,945	24,080
General and administrative expenses	114,049	98,074
Loss from operations	(88,611)	(88,501)
Loss before income taxes	(103,681)	(103,571)
Net Loss	(103,681)	(103,571)

F-13